EMPLOYMENT AGREEMENT

This Agreement (the “Agreement”) is made and entered into as of September 19, 2007 between QUEST MIDSTREAM GP, LLC (the “Company”), and Richard E. Muncrief (“Employee”).

1.	Agreement to Employ; Term; Duties.

a.         Agreement to Employ. The Company hereby employs Employee and Employee hereby accepts employment upon the terms and conditions hereinafter set forth. Employee will serve as President and Chief Operating Officer of the Company.

b.         Term. Unless earlier terminated by either party as provided in Section 4 or 5 hereof, this Agreement shall commence on September 19, 2007, and shall continue for a period of three years thereafter until September 19, 2010 (the “Initial Term”). Upon the expiration of the Initial Term, this Agreement shall automatically continue in effect for successive one year terms (each a “Renewal Term”) unless terminated by either party by providing written Notice of Termination (as provided in Section 6) not less than 120 days prior to the end of the Initial Term or any Renewal Term.

c.         Duties. During the Initial Term and any Renewal Term, Employee agrees he will: (i) to the satisfaction of the Company, devote his best efforts and his entire business time to promote the interests of the Company and perform the functions of his position in a professional, ethical and business like manner; (ii) at all times be subject to the direction and control of the Chief Executive Officer of the Company with respect to his activities on behalf of the Company; (iii) comply with all lawful rules, orders and regulations of the Company and all statutes, regulations, interpretive rulings and other enactments to which the Company is subject; (iv) truthfully and accurately maintain and preserve such records and make all reports as the Company may require; (v) fully account for all monies which he may from time to time have custody over and deliver the same to the Company whenever and however directed to do so; and (vi) perform such other duties as may be requested or assigned to him from time to time by the Company.

2.	Compensation.

a.         Base Salary. For all services to be rendered by Employee, the Company shall pay Employee a salary at the rate of Three Hundred Forty-Two Thousand Five Hundred Dollars ($342,500) per year. The salary (less applicable payroll withholdings) shall be paid in installments of equal frequency in accordance with the Company’s standard payroll practices but in no event less than once per month.

b.         Incentive Bonus Compensation/Stock Options. Employee shall be entitled to participate in an incentive bonus plan or program (“Bonus Plan”) with a maximum potential amount of up to 100% of Base Salary, as such plan or program is established annually by the Board of Directors (the “Board”) or the compensation committee of the Board (“Compensation Committee”). Employee’s actual bonus level will be contingent upon the Company achieving predetermined financial results and the Board’s (and/or Compensation Committee’s) approval, including approval of any components based on Company or individual performance. Employee acknowledges that actual payouts under the Bonus Plan may be more or less than Employee’s target level based on the performance of the Company against plan criteria and Employee’s performance against any individual objectives.

c.         MLP Bonus Units. The Company will issue to Employee a total of 75,000 common units (“Bonus Units”) of Quest Midstream, L.P. (the “MLP”). Such Bonus Units to be issued and to vest in accordance with the following schedule: (1) the later to occur of a Liquidity Event or one year of employment – 25,000 Bonus Units; (2) the later to occur of a Liquidity Event or two years of employment – 25,000 Bonus Units; and (3) the later to occur of a Liquidity Event or three years of employment – 25,000 Bonus Units. Notwithstanding the foregoing vesting schedule, the Company shall also pay Employee, at the same time as any distributions are paid on the common units of the MLP, an amount equal to the distribution that would have been paid on any unvested (and unforfeited) Bonus Units if such Bonus Units had been vested and issued. If the Company terminates Employee’s employment other than for Cause (as “Cause” is defined in Section 5(a) herein) or if Employee terminates his employment with Good Reason (as “Good Reason” is defined in Section 4(b) herein), all Bonus Units not vested at the time of such termination shall become immediately vested and will be issued promptly. If Employee’s employment terminates for any other reason prior to such time that the Bonus Units are fully vested, any unvested Bonus Units shall be forfeited.

For purposes of this section, a “Liquidity Event” means the expiration of any “lock-up agreement” entered into by Employee in connection with an Initial Public Offering (as defined in the Amended and Restated Agreement of Limited Partnership of the MLP dated as of December 22, 2006).

d.         Restricted Stock Grant. The Company will grant Employee 40,000 restricted shares of the Company’s parent corporation, Quest Resource Corporation (“Parent”) pursuant to the terms of the Parent’s 2005 Omnibus Stock Award Plan and the applicable Restricted Stock Award Agreement executed in connection with such plan. The restricted shares will vest in accordance with the following schedule, if Employee is employed on such date:

Applicable Vesting Date	Number of Restricted Shares Becoming Vested

9/19/2008	13,333 Shares
9/19/2009	13,333 Shares
9/19/2010	13,333 Shares

e.         Withholding. The Company shall deduct from all compensation paid to Employee pursuant to this Agreement any sums for income tax, unemployment insurance, social security or any other withholding required by law or other requirement of any governmental body. Upon issuance of any of the Bonus Units, Employee shall pay to the Company the amount required to be withheld by the Company in connection with such issuance. Alternatively, at the Company’s election, the Company may withhold from any Bonus Units to be issued an amount of Bonus Units required to satisfy any withholding requirements with respect to the vesting of such Bonus Units; provided, however, that if Employee’s employment with the Company is terminated without Cause and Employee would not be able under applicable securities laws to immediately sell a sufficient number of the Bonus Units to satisfy such withholding obligation, the Company shall withhold an amount of Bonus Units required to satisfy any withholding requirements with respect to the vesting of such Bonus Units from the Bonus Units to be issued.

3.         Employee Benefits. Employee shall be entitled, during his employment hereunder, to receive and participate in employee benefit plans or programs available to senior executives of the Company as the Board of Directors (or the Compensation Committee) of the Company determines, in its sole discretion, from time to time.

Employee acknowledges that the benefits described above are subject to change in the discretion of the Board of Directors (or the Compensation Committee) of the Company, and that Employee is only entitled to participate in these benefits to the extent they are made available by the Company to senior executives from time to time.

4.	Termination of Employment by Employee.

a.         Voluntary Resignation. Employee shall have the right to terminate his employment at any time by providing no less than thirty (30) days prior written Notice of Termination to the Company. Employee hereby agrees to assist in the training of his replacement, if requested. In such event, Employee shall be entitled only to the compensation and benefits that accrued and vested through the date of his termination.

b.         With Good Reason. The Employee may terminate this Agreement with “Good Reason.” If Employee terminates with Good Reason, the Company shall:

(1)       Continue to pay Employee his Base Salary as required pursuant to Section 2(a) hereof as severance pay for the remaining period of the Initial Term, or as applicable, any subsequent Renewal Term (subject to a potential six month deferral as described in the next sentence.) If (A) Employee is a “specified employee” under Section 409A of the Internal Revenue Code (the “Code”) and the Company’s or Parent’s I.R.C. § 409A Specified Employee Policy (a “Specified Employee”) and (B) the aggregate amount of the severance payments provided for in the prior sentence that will be made before the end of the second tax year following the Employee’s termination of employment exceeds the limitation available to be paid on account of an involuntary separation under Treasury Regulations § 1.409A-1(b)(9)(iii), then the portion of such excess which otherwise would be paid during the first six months following Employee’s termination of employment (assuming the entire excess amount were spread ratably over the remainder of the Initial Term or Renewal Term, as the case may be) (the “Excess Separation Payments”) shall not be paid and instead shall be held in arrears (without any interest accrual) and paid in a lump sum by the Company on the first day after six months following Employee’s termination of employment;

(2)       Pay Employee his pro rata portion of any annual bonus or other compensation to which he would have been entitled for the year during which the termination occurred, such payment to be made at such time that bonuses are made for such year (but in no event later than 2 ½ months after the end of the later of Employee’s tax year containing the date of Employee’s termination or the Company’s tax year for which the annual bonus relates); and

(3)       Pay all of Employee’s COBRA health insurance premium payments (for the same coverage that employee had in place prior to his termination) for the duration of the COBRA continuation period, or if earlier, until Employee becomes eligible for health insurance because of employment with a different employer.

Employee shall only be paid such severance pay, pro rata bonuses and COBRA insurance premiums if he (i) signs an agreement containing a release of claims against the Company, in a form substantially similar to that included in Exhibit A, attached hereto and incorporated herein; and (ii) does not own, manage, operate, join, contract with, or become employed by or connected in any manner with (whether as principal, partner, shareholder, member, director, officer, employee, agent or otherwise), any business which is competitive to the business engaged in by the Company. For purposes of this Agreement, a business shall be deemed to be competitive to the activities conducted by the Company in the same geographical area in which the Company conducts its business operations (or is actively pursuing business operations) at the time of Employee’s termination of employment.

For purposes of this Agreement, Good Reason means (i) the Company’s failure to pay Employee’s salary or annual bonus in accordance with the terms of this Agreement (unless the payment is not material and is being contested by the Company in good faith); (ii) the requirement of the Company that Employee be based anywhere other than Oklahoma City, Oklahoma, which for this purpose includes any surrounding communities within a 30 miles radius of Oklahoma City and the understanding that substantial travel may be required for Employee’s position; or (iii) a substantial and adverse change in Employee’s duties or responsibilities; provided, however, that (1) any termination of employment for “Good Reason” must occur within the one-year period beginning on the initial existence of the event or condition giving rise to the purported good reason, (2) Employee shall give the Company thirty days prior written Notice of Termination, as specified in Section 6, of the basis for claiming Good Reason exists and (3) the Company shall have failed to cure such breach or nonperformance during the thirty day notice period

c.         Employee’s Disability. The Employee may terminate his employment hereunder if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life; provided, that Employee shall have furnished the Company with a written statement from a qualified doctor to such effect. In the event this Agreement is terminated as a result of Employee’s disability, (i) Employee shall receive from the Company, in a lump-sum payment due within thirty (30) days of the effective date of termination, the sum equal to Three Hundred Forty-Two Thousand Five Hundred Dollars ($342,500), and (ii) all compensation and benefits that accrued and vested as of the date of his termination. If Employee is a Specified Employee, all cash amounts due under this Section 4(c) shall be payable to Employee in a lump-sum cash payment on the first day following the six-month anniversary of the date of Employee’s termination of employment.

5.	Termination of Employment by the Company.

a.         Without Cause. The Company may terminate Employee’s employment under this Agreement at any time without cause upon Notice of Termination. In such event, the Company shall:

(1)       Fully vest Employee in his accrued benefits under each Company employee benefit plan intended to be qualified under Code Section 401(a);

(2)       Continue to pay Employee his Base Salary as required pursuant to Section 2(a) hereof as severance pay for the remaining period of the Initial Term, or as applicable, any subsequent Renewal Term (subject to a potential six month deferral as described in the next sentence). If (A) Employee is a Specified Employee and (B) a portion of the severance payments provided for in the prior sentence are Excess Separation Payments, then, the Excess Separation Payments shall be paid in the same manner as provided above in Section 4(b)(1);

(3)       Pay Employee his pro rata portion of any annual bonus or other compensation to which he would have been entitled for the year during which the termination occurred, such payment to be made at such time that bonuses are made (but in no event later than 2 ½ months after the end of the later of Employee’s tax year containing the date of Employee’s termination or the Company’s tax year for which the annual bonus relates); and

(4)       Pay Employee’s COBRA health insurance premium payments (for the same coverage that employee had in place prior to his termination) for the duration of the COBRA continuation period, or if earlier, until Employee becomes eligible for health insurance because of employment with a different employer.

Employee shall only be paid such severance pay, pro rata bonuses and COBRA insurance premiums if he (i) signs an agreement containing a release of claims against the Company, in a form substantially similar to that included in Exhibit A, attached hereto and incorporated herein; and (ii) does not own, manage, operate, join, contract with, or become employed by or connected in any manner with (whether as principal, partner, shareholder, member, director, officer, employee, agent or otherwise), any business which is competitive to the business engaged in by the Company. For purposes of this Agreement, a business shall be deemed to be competitive to the activities conducted by the Company in the same geographical area in which the Company conducts its business operations (or is actively pursuing business operations) at the time of Employee’s termination of employment.

Employee will cease to be an employee of the Company as of the date Notice of Termination is given, and he will not receive or accrue any benefits of employment after such termination of employment except as provided herein.

b.         With Cause. The Company may terminate Employee’s employment under this Agreement at any time for Cause effective immediately upon Notice of Termination. In the event the Company terminates this Agreement for cause on the part of Employee, Employee shall receive Base Salary for the period to the date of his termination. Employee shall not be entitled to receive Severance Pay from the Company if his employment is terminated for Cause. For purposes of this Agreement, “Cause” shall be defined to include, but not be limited to, the following: (i) any act or omission by Employee that constitutes gross negligence or willful misconduct; (ii) theft, dishonest acts or breach of fiduciary duty that materially enrich Employee or materially damage the Company or conviction of a felony, (iii) any conflict of interest, except those consented to in writing by the Company; (iv) any material failure by Employee to observe the Company’s lawful work rules, policies or procedures; (v) failure or refusal by Employee to perform his duties and responsibilities required hereunder, or to carry out reasonable instruction, to the satisfaction of the Company; (vi) any conduct that is materially detrimental to the operations, financial condition or reputation of the Company; or (vii) any material breach of this Agreement by Employee; provided, however, the occurrence of those events set forth in clauses (i), (iv), (v) or (vii), shall permit a for Cause termination only if such breach or nonperformance remains uncorrected for thirty (30) days following Company’s reasonably detailed written notice to Employee of such breach or nonperformance; provided further, however, that a repeated breach after notice and cure of any provision of clauses (i), (iv), (v) or (vii) involving the same or substantially similar actions or conduct, shall be grounds for termination for Cause without any additional notice from the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Company or upon the instructions of the Company’s chief executive officer shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company.

c.         Employee’s Disability. If, as a result of incapacity due to physical or mental illness or injury, Employee shall fail to render services of the character contemplated by this Agreement for three (3) consecutive months or for an aggregate period of one hundred and eighty (180) calendar days during any twelve (12) month period, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such three (3) or twelve (12) month period, but which shall not be effective earlier than the last day of such three (3) or twelve (12) month period), the Company may terminate Employee’s employment hereunder provided Employee is unable to resume his full-time duties as contemplated by this Agreement at the conclusion of such notice period. In the event this Agreement is terminated by the Company as a result of Employee’s disability, (i) Employee shall receive from the Company, in a lump-sum payment due within thirty (30) days of the effective date of termination, the sum equal to Three Hundred Forty-Two Thousand Five Hundred Dollars ($342,500), and (ii) all compensation and benefits that accrued and vested as of the date of termination. If Employee is a Specified Employee, all cash amounts due under this Section 5(c) shall be payable to Employee in a lump-sum cash payment on the first day following the six-month anniversary of the date of Employee’s termination of employment.

6.         Notice of Termination. Any termination of Employee’s employment by either the Company pursuant to Section 5 or by Employee pursuant to Section 4 shall be communicated orally, followed by written Notice of Termination to the other party hereto. Notice under this Section will be deemed to have been duly given when delivered personally or by overnight delivery, sent via facsimile, or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Quest Midstream GP, LLC
9520 North May Avenue
Oklahoma City, Oklahoma 73120
Attention: Jerry D. Cash (or then current Chief Executive Officer)
Facsimile: (405) 840-9897

If to Employee:

Richard E. Muncrief

or at such other address as either party may designate in writing to the other.

7.         Company Property. Upon termination of this Agreement for any reason whatsoever, Employee shall immediately deliver to the Company any and all Company property, including, without limitation, all Confidential Information, as such Confidential Information is defined in Section 13. From and after termination of this Agreement, Employee shall not represent that he has any further authority to act as a representative of the Company, in any capacity.

8.         Intellectual Property. Any interest in patents, patent applications, inventions, copyrights, developments and processes (“Inventions”) which Employee now or hereafter during the period Employee is employed by the Company may own or develop relating to the fields in which the Company may then be engaged shall belong to the Company; and forthwith upon request of the Company, Employee shall execute all assignments and other documents and take all such other action as the Company may reasonably request in order to vest in the Company all his right, title and interest in and to the Inventions free and clear of all liens, charges and encumbrances.

9.         No Conflicts. Employee represents and warrants to the Company that neither the execution nor delivery of this Agreement, nor the performance of Employee’s obligations hereunder, will conflict with, or result in a breach of, any term, condition, or provision of, or constitute a default under, any obligation, contract, agreement, covenant or instrument to which

Employee is a party or under which Employee is bound, including, without limitation, the breach by Employee of a fiduciary duty to any former employers.

10.       Personnel Policies. The general personnel policies of the Company (as said policies may exist from time to time) will apply to Employee with the same force and effect as to any other employee of the Company, except to the extent such general personnel policies are inconsistent with the terms and provisions of this Agreement, in which event the terms and provisions of this Agreement shall control.

11.       Compensation Review. The Company will conduct periodic reviews of Employee and his performance no less frequently than annually. While the Company currently anticipates that during such reviews, it may consider possible increases to Base Salary, both Employee and the Company hereby agree that the Company shall have no obligation to alter or adjust any compensation or benefits due to Employee pursuant to the terms of this Agreement.

12.       Expense Reimbursement. Employee shall be reimbursed by the Company for the reasonable and necessary business expenses incurred by Employee in the discharge of his duties, subject to the Company’s standard policies and procedures related to expense reimbursement and approval thereof.

13.       Conflict of Interest. Employee shall devote his full time and attention to the business of the Company and the diligent discharge of the duties assigned to Employee throughout the term of this Agreement. Unless consented to by the Company, Employee will not, directly or indirectly, have any business interests or investments (whether as principal, partner, shareholder, director, officer, employee, agent or otherwise) that: (i) are other than passive investments which do not require Employee’s direct personal time, attention, or services; or (ii) create any conflict of interest with the Company or with Employee’s employment by the Company. For purposes of the foregoing, a conflict of interest shall include, but not be limited to, any direct or indirect interest in any business or enterprise that is competitive with the Company or any corporation or business enterprise directly or indirectly controlling, controlled by or under common control with the Company.

Notwithstanding the foregoing, during the period Employee is employed by the Company, Employee may own up to 5% of the outstanding equity securities of stock in any corporation which is listed upon a national stock exchange or traded in the over-the-counter market; provided, that Employee is not actively involved in the management of such corporation.

14.       Confidentiality; Restrictive Covenants. Employee acknowledges that his employment with the Company will afford Employee an opportunity to identify the Company’s business strategies and know-how, enable him to establish favorable relations with the Company’s customers, business prospects and suppliers and provide him with access to other confidential, trade secret or proprietary information of the Company (collectively, the “Confidential Information”) including, without limitation, business and marketing plans, customer files and lists, business prospects, sales techniques, billing files, software, source code, financial information, reports, summaries, spreadsheets, evaluations, drawings, specifications, seismic data, reserve reports, prospect analyses, geological and geophysical data, maps, models, interpretations, and other confidential or proprietary information of the Company whether in written, graphic, electronic or any other format. Employee further acknowledges that the Company will expend considerable amounts of time, money and other assets in the development of this Confidential Information which is essential to its business, and Employee acknowledges that his employment by the Company is conditioned on his promise not to use any Confidential Information or to divulge any Confidential Information to any person or entity not employed by the Company without the Company’s prior written approval. Employee, therefore, agrees not to use, disclose or in any manner reveal to any person, firm, company, corporation or other entity any of the Confidential Information conveyed to him or in connection with his employment by the Company prior or subsequent to this Agreement other than for Employee to carry out his duties under this Agreement. Anything herein to the contrary notwithstanding, this Agreement shall be inoperative as to such portions of the Confidential Information which (i) are or become generally available to the public other than as a result of a disclosure by Employee; (ii) become available to Employee on a nonconfidential basis from a source, other than the Company or its representatives, which has represented to Employee (and which Employee has no reason to disbelieve after due inquiry) that such source is entitled to disclose it, or (iii) were known to Employee on a nonconfidential basis prior to disclosure to Employee by the Company or its representatives.

Employee further agrees that while he remains in the employ of the Company and for a period of twelve (12) months following termination of such employment by Employee or by the Company for cause, Employee will not directly or indirectly (whether through any person, firm, company, corporation or other entity, other than the Company), do any of the following anywhere within the geographical area in which the Company does business:

a.         For his own account, for any person, firm, company, corporation or other entity, other than the Company, or for any other reason, solicit business or cause agents of any person, firm, company, corporation or other entity to solicit business of the same type as that which is solicited by the Company from or for any person, firm, company, corporation or other entity who was, at the effective date of the termination of his employment with the Company, or within a one (1) year period prior to such termination, a customer of the Company, as disclosed by the Company’s books and records, or solicit business from any prospective customer of the Company with whom the Company has had contact within the one (1) year period prior to such termination as disclosed by the Company’s books and records;

b.         In any way, directly or indirectly, whether personally or through agents, other persons or otherwise, divert or take away or attempt to divert or take away any of such customers or prospective customers or any of the Company’s suppliers or business prospects, or otherwise interfere with or attempt to interfere with the Company’s relations with any of such customers, prospective customers, business prospects or suppliers; or

c.         In any other way, whether personally or through agents, other persons or otherwise, induce or attempt to induce any director, employee or agent of the Company to terminate his employment with the Company.

15.       Severability of Restrictive Covenants. It is understood and agreed that the restrictions imposed by the provisions of the foregoing Section 14 and each subsection thereof are separate and severable, and it is the intent of the parties hereto that in the event the restrictions imposed by said Section or any subsection should be determined by any court of competent jurisdiction to be void for any reason whatsoever, the remaining provisions of this Agreement and the restrictions imposed by the remainder of said Section or subsection shall remain valid and binding upon the parties. It is also agreed and understood that in the event any restriction contained in Section 14 should be considered by any court of competent jurisdiction to be unenforceable because unreasonable either in length of time or area to which said restriction applies, it is the intent of both parties hereto that said court reduce and reform the provisions thereof so as to apply to limits considered enforceable by said court.

16.       Equitable Remedies. Recognizing that irreparable damage will result to the Company in the event of breach of any of the foregoing covenants and assurances of Section 14 by Employee, the Company shall be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining Employee and each and every person, firm, company, corporation or other entity acting in concert or participating with Employee from the continuation of such breach and, in addition thereto, Employee shall pay to the Company all ascertainable damages, including costs and reasonable attorneys’ fees and expenses, sustained by the Company by reason of the breach of said covenants and assurances.

17.       Survival of Representations. The covenants, agreements, representations and warranties contained in or made by Employee pursuant to this Agreement shall survive Employee’s termination of employment, irrespective of any investigation made by or on behalf of any party.

18.       Waiver. Failure of either party to demand strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment by either party of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

19.       Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

20.       Governing Law; Binding Effect. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma and shall be binding upon the parties hereto, their heirs, executors, administrators, successors and assigns.

21.       Entire and Final Agreement. This Agreement shall supersede any and all agreements of employment, oral or written (including correspondence, memoranda, term sheets, etc.), heretofore existing and contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be modified orally, but only by an agreement in writing, signed by the party against whom the enforcement of any waiver, change, modification, extension or discharge is sought.

22.       Assignment. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by Employee without the prior written consent of the Company. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by the Company, without the prior written consent of the Employee, to a person other than: (1) an affiliate of the Company; or (2) any party with which the Company merges or consolidates, or to whomever the Company may sell all or substantially of its assets; provided, however, that any such affiliate or successor shall expressly assume all of the Company’s obligations and liabilities to Employee under this Agreement.

23.       Section Headings. The section headings contained in this Agreement are inserted for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf and Employee has hereunto set his hand the day and year first above written.

“Employee”	“Company”

/s/ Richard E. Muncrief
Richard E. Muncrief	QUEST MIDSTREAM GP, LLC

	By:	/s/ Jerry D. Cash

	Title:	Chief Executive Officer

EXHIBIT A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (“Release”) is entered into effective the date signed below, by and between [Insert Name of Employee] (“Employee”) and QUEST MIDSTREAM QP, LLC (“Company”).

WHEREAS, the Company has determined that Employee’s employment with the Company should end effective ________________________ (“Termination Date”); and

WHEREAS, the Company and Employee desire to fully and finally resolve all issues which might relate to Employee’s employment with the Company.

NOW THEREFORE, in consideration of the mutual promises set forth below, it is hereby agreed by and between Employee and Company as follows:

1.         Payment to Employee. The Company agrees to pay Employee the sum of $________ (the “Payment”) as severance pay, less all applicable withholdings for state, federal and FICA taxes. The Payment shall be paid in [insert number of installments] equal installments of $_________ on each regular payroll date of the Company. Such installments shall commence on the first payroll date that follows the expiration of the seven-day revocation period set forth in paragraph G below.

2.         Employee’s Release of Liability. Employee agrees to the following general release:

a.         Employee hereby releases, acquits and forever discharges the Company, its subsidiaries, divisions, affiliates, agents, independent contractors, members, employees, directors, and officers, and all of its predecessors and successors (collectively referred to in this Release as “Released Parties”) of and from any and all causes of action, suits, proceedings, claims, demands, rights, obligations, losses, injury, costs, expenses, compensation and all other damages and liabilities of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, asserted or assertable (collectively “Claims”) which Employee now owns or holds, or at any time has owned or held, against the Released Parties arising out of or related to contract (express and/or implied), tort, payment of wages, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and 1871, the Age Discrimination in Employment Act, as amended, the Family Medical Leave Act, the Fair Labor Standards Act, Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act of 1991, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, and/or any other federal, state or local statute, law, ordinance, order or principle of common law, or any Claim in relation to Employee’s ownership or sale of Company stock or participation in any compensation or stock plan or any Claim relating to any other law, common or statutory, resulting from any act or omission committed or omitted prior to the date this Release is signed, and specifically including Claims arising out of or in consequence of the employment relationship between Employee and Company, or the termination thereof.

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b.         Employee hereby represents, warrants and agrees that Employee has not initiated, nor will he initiate, any legal proceedings, charges, complaints or other actions in any court or administrative agency regarding the Claims released herein and that none of the Claims has been assigned, encumbered or otherwise transferred. Employee further waives any right he may have to any benefit or other relief the Equal Employment Opportunity Commission, or similar state or local agency, might seek on his behalf, and he agrees to direct such agency to withdraw or dismiss any such action.

3.         Confidentiality of this Release. Employee agrees to keep the terms, amount and fact of this Release confidential. Employee will not disclose any information concerning this Release to anyone other than his immediate family, tax advisor and attorney, each of whom will be informed and bound by this confidentiality provision. Employee acknowledges that revealing any information regarding the terms of his separation from employment or discussing the terms of this Release may cause the Company injury and damage and will constitute a breach of his obligations under the Release and will cause a forfeiture of his rights hereunder.

4.         Employee Agreement. The parties acknowledge that Employee’s obligations in Sections 15 through 17 of the Employment Agreement entered into between Company and Employee dated [insert date of Employment Agreement] (the “Employment Agreement”) remain in full force and effect. This Release and Sections 14 through 17 of the Employment Agreement constitute the entire agreement between Employee and the Company. This Release may not be modified orally, but only by an agreement in writing, signed by the party against whom the enforcement of any waiver, change, modification, extension or discharge is sought.

5.         Time to Review. Employee acknowledges that he has been given the opportunity to consider and review this Release with counsel of his choice for a reasonable period of time, up to twenty-one (21) days, and that he understands his respective rights and obligations pursuant to this Release. Employee further declares he enters into this Release freely, voluntarily and without any pressure or coercion from any person or entity, including, but not limited to, the Company or any of its representatives.

6.         Time to Revoke. Employee understands that he has the right to revoke this Release within a period of seven (7) days following his signing this Release and that this Release shall not become effective or enforceable, nor shall he receive the Payment, until the seven-day revocation period has ended.

7.         Governing Law; Binding Effect. This Release is made and entered into in the State of Oklahoma and shall be interpreted, enforced and governed by the laws of the State of Oklahoma, and shall be binding upon the parties hereto, their heirs, executors, administrators, successors and assigns.

8.         Non-Admission of Liability. Employee understands and agrees that the Company denies that he has cognizable claims against it. He further understands and agrees that neither this Release nor any action taken hereunder is to be construed as an admission by the Company of violation of any local, state, federal or common law. In fact, Employee understands that the Company expressly denies any such violation.

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9.         Severability. The invalidity or unenforceability of any provision or provisions of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Release to be executed on its behalf to be effective the date signed below.

QUEST MIDSTREAM GP, LLC

By:
Name:
Title:

I HAVE CAREFULLY READ AND FULLY UNDERSTAND THE TERMS OF THIS RELEASE, INCLUDING THE RELEASE OF CLAIMS HEREIN, AND HAVE HAD SUFFICIENT OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL PRIOR TO EXECUTING THIS RELEASE TO THE EXTENT I DEEMED SUCH CONSULTATION NECESSARY AND I VOLUNTARILY ACCEPT AND AGREE TO THE TERMS OF THIS RELEASE, INCLUDING THE RELEASE OF CLAIMS HEREIN.

EMPLOYEE

Dated:

[Insert name]

Current Address:

Current Telephone No.

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